EXHIBIT 77C


A special meeting of DLJ Opportunity Fund's shareholders was held on July 17, 2000 for the purpose of considering and acting upon the matters set forth in the Proxy Statement and summarized below. A quorum was represented at the meeting and the voting results are set forth below:

A. Election of Trustees of the Fund:

                                        For                     Withheld
Wilmot H. Kidd, III                86,067,054                   61,334

Stig Host                          86,066,490                   61,898

Peter F. Krogh                     86,067,054                   61,334

John J. Sheehan                    86,066,599                   61,789

Robert E. Fischer                  86,067,054                   61,334

G. Moffett Cochran                 86,066,945                   61,443

Martin Jaffe                       86,067,054                   61,334
B. Selection of Ernst & Young LLP as independent auditors of the Fund for the fiscal year ending October 31, 2000:

For                     Against                 Abstain
86,025,008               41,921                  61,459